                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


    We hereby consent to use in this Amendment No. 1 to Registration Statement No. 333-4655 our report dated March 11, 1996 relating to the financial statements of Kelly Russell Studios, Inc. (Kelly Russell) as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 (which report contained an explanatory paragraph discussing Kelly Russell's ability to continue as a going concern), and to the references to our Firm under the captions "Selected Financial Data" and "Experts" (as it relates to the financial statements of Kelly Russell) in the Prospectus.


                                          McGLADREY & PULLEN, LLP


Minneapolis, Minnesota
July 12, 1996